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                                                                       Exhibit 9

[LINCOLN LIFE LOGO]

1300 South Clinton
Fort Wayne, IN 46802



Writer's Direct Dial:   219/455-3917
Telefax Number:  219/455-5135

August 13, 1999

VIA EDGAR
---------


The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re: Lincoln National Variable Annuity Account H (Shareholder's Advantage) (File No. 333-63505)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln National Variable Annuity Account H (the "Account"), a segregated account of The Lincoln National Life Insurance Company (Lincoln Life), of contributions from a person pursuant to an insurance policy issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Post-Effective Amendment No. 2 to the Registration Statement on Form N-4.

Sincerely,


/s/ Mary Jo Ardington

Mary Jo Ardington
Counsel